UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2021

THE SINGING MACHINE COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6301 NW 5th Way, Suite 2900, Fort Lauderdale, Florida 33309

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (954) 596-1000

Copies to:

Gary Atkinson

Chief Executive Officer

6301 NW 5th Way, Suite 2900

Fort Lauderdale, FL 33309

954-596-1000 (phone)

954-596-2000 (fax)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SMDM	OTCQX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2021, The Singing Machine Company, Inc. (“Singing Machine” or the “Company”) entered into a stock redemption agreement (the “Redemption Agreement”) with Koncepts International Limited (“Koncepts”) and Treasure Green Holdings, Ltd. (“Treasure Green”), pursuant to which the Company agreed to redeem approximately 19,623,155 shares of common stock of the Company (the “Redeemed Shares”). The closing of the transactions set forth in the Redemption Agreement took place on August 10, 2021, at which time the Redeemed Shares were assigned and transferred back to the Company and the Company wired $7,162,451.58 to Koncepts and Treasure Green. The Redeemed Shares shall be retired to treasury and shall become available for reissuance in the future.

Pursuant to the Redemption Agreement, neither Koncepts nor Treasure Green will remain shareholders of the Company.

The foregoing summary of the Redemption Agreement is qualified in its entirety by reference to the Redemption Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors:

Effective as of August 10, 2021, and in connection with the transactions set forth in the Redemption Agreement and Purchase Agreement (as defined below), Phillip Lau, Peter Hon, and Yat Tung Lau (each a “Director” and together, the “Directors”) resigned from the Board of Directors of the Company. The Directors’ resignations are not a result of a disagreement on any matter relating to the Company.

Appointment of New Director:

Effective August 11, 2021, following the opening of newly created vacancies on the Board, the Company announced the appointment of Mr. Gary Atkinson, current Chief Executive Officer of the Company, to the Board until the next annual meeting, or until his successor is elected and qualified, or until his resignation or removal.

The Company intends to fill the remaining vacancies on the Board in due course.

Item 8.01. Other Events.

As previously announced, on August 5, 2021, Singing Machine entered into a securities purchase agreement (the “Purchase Agreement”) with large institutional investors and a strategic investor for private placement of (i) 16,500,000 shares of its common stock (the “Shares”) together with common warrants to purchase up to 16,500,000 shares of common stock for an exercise price of $0.35 per share, and (ii) 16,833,333 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock at an exercise price of $0.01 per share, together with Common Warrants to purchase up to 16,833,333 shares of common stock at an exercise price of $0.35 per share (the “Private Placement”). Shares issuable upon the exercise of the Pre-Funded Warrants and Common Warrants are hereinafter referred to as the “Warrant Shares”.

Pursuant to the terms of the Purchase Agreement the Company is obligated to use commercially reasonable best efforts to file a registration statement providing for the resale by the purchasers of the Shares and Warrant Shares being sold in the Private Placement, as soon as practicable (and in any event within 30 days of the closing of the Private Placement). Under the Purchase Agreement the Company is also obligated to use its reasonable best efforts to submit an application to have the Company’s common stock listed on a national exchange by December 31, 2021, and to use its reasonable best efforts to have the Shares and Warrant Shares listed on such national exchange as soon as practicable following the submission of such application.

The closing of the Private Placement took place on August 10, 2021, when the Shares, Common Warrants, and Pre-Funded Warrants were delivered to the purchasers and funds, in the amount of approximately $10,000,000, were wired to the Company.

The foregoing summary and any previously disclosed summary of the Purchase Agreement and related transactions is qualified in its entirety by reference to the form of Purchase Agreement, the form of Common Warrant, and the form of Pre-Funded Warrant, attached hereto as Exhibits 10.2, 10.3, and 10.4 respectively, which are all incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Redemption Agreement, dated as of August 5, 2021, by and among The Singing Machine Company, Inc., Koncepts International, Ltd. and Treasure Green Holdings, Ltd.
10.2	Form of Securities Purchase Agreement
10.3	Form of Common Stock Purchase Warrant
10.4	Form of Pre-Funded Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SINGING MACHINE COMPANY, INC.

Dated: August 11, 2021	By:	/s/ Gary Atkinson
Gary Atkinson
Chief Executive Officer